Exhibit 4.1

THIS PROMISSORY NOTE (“NOTE”) HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”). THIS NOTE HAS BEEN ACQUIRED FOR INVESTMENT ONLY AND MAY NOT BE SOLD, TRANSFERRED OR ASSIGNED IN THE ABSENCE OF REGISTRATION OF THE RESALE THEREOF UNDER THE SECURITIES ACT OR AN OPINION OF COUNSEL REASONABLY SATISFACTORY IN FORM, SCOPE AND SUBSTANCE TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED.

PROMISSORY NOTE

Principal Amount: Up to $5,000,000	Issuance Date: June 1, 2022

Mercurity Fintech Holding Inc. (the “Maker”), a Cayman Islands corporation, promises to pay to the order of Ying Wang, a non U.S. individual with a principle address at * or her registered assigns or successors in interest (the “Payee”), the principal balance in the sum of up to Five Million Dollars ($5,000,000) (the “Principal Amount”) as actually incurred in lawful money of the United States of America, on the terms and conditions described below. All payments on this Note shall be made by check or wire transfer of immediately available funds to such accounts as the Payee and Maker may from time to time designate by written notice in accordance with the provisions of this Note.

1.           Principal. The term of this Note shall be one (1) year and the principal balance of this Note and any applicable imputed interest shall be payable by the Maker on or before June 1, 2023 (the “Maturity Date”). The principal balance may be prepaid at any time. The accrued balance of the Note shall be repaid by the Maker in cash on or prior to the Maturity Date. Under no circumstances shall any individual, including but not limited to any officer, director, employee or shareholder of the Maker, be personally obligated for any obligations or liabilities of the Maker hereunder.

2.            Interest. No interest, other than the applicable imputed interest charged by the appropriate government authority, shall accrue on the unpaid principal balance of this Note.

3.            Drawdown Requests. Maker and Payee agree that Maker may request up to the Principal Amount for costs reasonably related to Maker’s working capital. The Note may be drawn down (each, a “Drawdown Request”) from time to time prior to the Maturity Date by the Maker in the manner described herein. Each Drawdown Request shall be jointly signed by both Shi Qiu, the current Chief Executive Officer of the Maker, and Huahui Deng, the current Chairman of the Board of the Maker (each, a “Signatory”), and the Payee shall have the right to reject a Drawdown Request if such Request is not signed by both Signatories named above. In the event of a change in the Chairman of the Board of Directors or the Chief Executive Officer position of the Maker, the Note shall be void. If a Signatory becomes mentally or physically incapacitated, the Maker shall not make a Drawdown Request unless an amendment to the Note is made and signed by the Payee and the Maker. Each Drawdown Request must state the amount to be drawn down, and must not be an amount less than Ten Thousand Dollars ($10,000) unless agreed upon by Maker and Payee in writing. Payee shall fund each Drawdown Request no later than five (5) business days after receipt of a Drawdown Request; provided, however, that the total net maximum amount of drawdowns (offsetting the amounts repaid by the Maker from time to time) under this Note shall not exceed the Principal Amount under any circumstance. No fees, payments or other amounts shall be due to Payee in connection with, or as a result of, any Drawdown Request by Maker.

4.            Application of Payments. All payments shall be applied first to payment in full of any costs incurred in the collection of any sum due under this Note, and then to the payment in full of any late charges and finally to the reduction of the unpaid principal balance of this Note.

5.            Events of Default. Any of the following shall constitute an event of default (“Event of Default”):

(a)          Failure to Make Required Payments. Failure by Maker to pay the Principal Amount due pursuant to this Note within five (5) business days of the Maturity Date;

(b)          Voluntary Bankruptcy, Etc. The commencement by Maker of a voluntary case under any applicable bankruptcy, insolvency, reorganization, rehabilitation or other similar law, or the consent by it to the appointment of or taking possession by a receiver, liquidator, assignee, trustee, custodian, sequestrator (or other similar official) of Maker or for any substantial part of its property, or the making by it of any assignment for the benefit of creditors, or the failure of Maker generally to pay its debts as such debts become due, or the taking of corporate action by Maker in furtherance of any of the foregoing;

(c)           Involuntary Bankruptcy, Etc. The entry of a decree or order for relief by a court having jurisdiction in the premises in respect of Maker in an involuntary case under any applicable bankruptcy, insolvency or other similar law, or appointing a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) of Maker or for any substantial part of its property, or ordering the winding-up or liquidation of its affairs, and the continuance of any such decree or order unstayed and in effect for a period of 60 consecutive days; or

(d)          Delisting. Delisting of the Maker’s American Depositary Shares on a U.S. stock exchange, including the Nasdaq Stock Exchange and NYSE but excluding the Over the Counter Markets Group.

6.	Remedies.

(a)           Upon the occurrence of an Event of Default specified in Section 5(a) hereof, Payee may, by written notice to Maker, declare this Note to be due immediately and payable, whereupon the unpaid Principal Amount of this Note, and all other amounts payable hereunder, shall become immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived, anything contained herein or in the documents evidencing the same to the contrary notwithstanding.

(b)          Upon the occurrence of an Event of Default specified in Sections 5(b), 5(c) and 5(d), the unpaid principal balance of this Note, and all other sums payable with regard to this Note, shall automatically and immediately become due and payable, in all cases without any action on the part of Payee.

7.            Waivers. Maker and all endorsers and guarantors of, and sureties for, this Note waive presentment for payment, demand, notice of dishonor, protest, and notice of protest with regard to the Note, all errors, defects and imperfections in any proceedings instituted by Payee under the terms of this Note, and all benefits that might accrue to Maker by virtue of any present or future laws exempting any property, real or personal, or any part of the proceeds arising from any sale of any such property, from attachment, levy or sale under execution, or providing for any stay of execution, exemption from civil process, or extension of time for payment; and Maker agrees that any real estate that may be levied upon pursuant to a judgment obtained by virtue hereof or any writ of execution issued hereon, may be sold upon any such writ in whole or in part in any order desired by Payee.

8.            Unconditional Liability. Maker hereby waives all notices in connection with the delivery, acceptance, performance, default, or enforcement of the payment of this Note, and agrees that its liability shall be unconditional, without regard to the liability of any other party, and shall not be affected in any manner by any indulgence, extension of time, renewal, waiver or modification granted or consented to by Payee, and consents to any and all extensions of time, renewals, waivers, or modifications that may be granted by Payee with respect to the payment or other provisions of this Note, and agrees that additional makers, endorsers, guarantors, or sureties may become parties hereto without notice to Maker or affecting Maker’s liability hereunder.

9.            Notices. All notices, statements or other documents which are required or contemplated by this Note shall be made in writing and delivered: (i) personally or sent by first class registered or certified mail, overnight courier service or facsimile or electronic transmission to the address designated in writing, (ii) by facsimile to the number most recently provided to such party or such other address or fax number as may be designated in writing by such party or (iii) by electronic mail, to the electronic mail address most recently provided to such party or such other electronic mail address as may be designated in writing by such party. Any notice or other communication so transmitted shall be deemed to have been given on the day of delivery, if delivered personally, on the business day following receipt of written confirmation, if sent by facsimile or electronic transmission, one (1) business day after delivery to an overnight courier service or five (5) days after mailing if sent by mail.

If to the Maker:	Mercurity Fintech Holding Inc.
12-104, 575 Lexington Avenue,
New York, NY 10022 USA
Attn: Shi Qiu, CEO
Email: qbit@mercurityfintech.com
with a copy to:	Sichenzia Ross Ference LLP
1185 Avenue of the Americas, 31st Floor
New York, NY 10036
Facsimile: 212-930-9725
E-mail: hlou@srf.law Attention: Huan Lou, Esq.

If to the Payee:	Ying Wang
*
E-mail: *

10.          Construction. THIS NOTE SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF NEW YORK, WITHOUT REGARD TO CONFLICT OF LAW PROVISIONS THEREOF.

11.          Severability. Any provision contained in this Note which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

12.          Amendment; Waiver. Any amendment hereto or waiver of any provision hereof may be made with, and only with, the written consent of the Maker and the Payee.

13.          Assignment. No assignment or transfer of this Note or any rights or obligations hereunder may be made by any party hereto (by operation of law or otherwise) without the prior written consent of the other party hereto and any attempted assignment without the required consent shall be void.

[Signature page follows]

IN WITNESS WHEREOF, Maker, intending to be legally bound hereby, has caused this Note to be duly executed by the undersigned as of the day and year first above written.

Maker: Mercurity Fintech Holding Inc.

By:	/s/ Shi Qiu
Name: Shi Qiu
Title: Chief Executive Officer

Acknowledged and agreed by:

Payee:

By:	/s/ Ying Wang
Name: Ying Wang
Title: Individual